Filed Pursuant to Rule 433

Registration No. 333-171306

AstraZeneca PLC

US$1,000,000,000 1.950% Notes due 2019

US$1,000,000,000 4.000% Notes due 2042

Draft Term Sheets

US$1,000,000,000 1.950% Notes due 2019:

Issuer:

AstraZeneca PLC

Aggregate Principal Amount:

$1,000,000,000

Security Type:

Senior Notes

Maturity:

September 18, 2019

Coupon:

1.950%

Yield to maturity:

1.969%

Spread to Benchmark Treasury:

0.850%

Benchmark Treasury:

1.000% due August 31, 2019

Benchmark Treasury Spot and Yield:

99-06+, 1.119%

Interest Payment Dates:

September 18 and March 18, commencing March 18, 2013

Day Count Fraction:

30/360

Price to Public:

99.876% of face amount

Gross Proceeds to Issuer

$998,760,000

Underwriting Discount and Commissions:

0.400% of face amount

Net Proceeds to Issuer

$994,760,000

Redemption Provisions:

        Optional Make-Whole Redemption:

At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.15%, plus, in each case, accrued interest thereon to the date of redemption.

        Optional Tax Redemption:

In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

Trade Date:

September 11, 2012

Settlement Date:

September 18, 2012 (T+5)

Denominations:

$2,000 x $1,000

CUSIP:

046353 AF5

ISIN:

US046353AF58

Expected Ratings:

Moody’s: A1 (negative outlook); S&P: AA- (stable outlook)

Joint Book-Running Managers:

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

US$1,000,000,000 4.000% Notes due 2042:

Issuer:

AstraZeneca PLC

Aggregate Principal Amount

$1,000,000,000

Security Type:

Senior Notes

Maturity:

September 18, 2042

Coupon:

4.000%

Yield to maturity:

4.036%

Spread to Benchmark Treasury:

1.200%

Benchmark Treasury:

3.000% due May 15, 2042

Benchmark Treasury Spot and Yield:

103-09, 2.836%

Interest Payment Dates:

September 18 and March 18, commencing March 18, 2013

Day Count Fraction:

30/360

Price to Public:

99.377% of face amount

Gross Proceeds to Issuer

$993,770,000

Underwriting Discount and Commissions:

0.875% of face amount

Net Proceeds to Issuer

$985,020,000

Redemption Provisions:

        Optional Make-Whole Redemption:

At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.20%, plus, in each case, accrued interest thereon to the date of redemption.

        Optional Tax Redemption:

In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest therein to the redemption date.

Trade Date:

September 11, 2012

Settlement Date:

September 18, 2012 (T+5)

Denominations:

$2,000 x $1,000

CUSIP:

046353 AG3

ISIN:

US046353AG32

Expected Ratings:

Moody’s: A1 (negative outlook); S&P: AA- (stable outlook)

Joint Book-Running Managers:

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

*****

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at toll-free 1-866-471-2526, HSBC Securities (USA) Inc. at toll-free 1-866-811-8049, J.P. Morgan Securities LLC at toll-free 1-212-834-4533 or Morgan Stanley & Co. LLC at toll-free 1-866-718-1649.

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